July 26, 2020

Craig Foster
945 Taraval Street
Suite 307
San Francisco, CA 94116
craig@fostercomplex.com
(415) 867-4402

RE: Offer of Employment at Inseego Corp.

Dear Craig,

It is my pleasure to make you the following offer of employment with Inseego Corp., (“Company”), as Chief Financial Officer. This is an exempt, full time position. In this role, you will report to Dan Mondor, Chairman of the Board and CEO, with a tentative start date on August 17, 2020. This offer of employment expires on Tuesday, July 28, 2020.

Compensation: You will receive a semi-monthly salary in the amount of USD $15,625 paid in accordance with our normal payroll procedures. This is equivalent to $375,000 on an annualized basis.

Company Bonus: You are eligible to participate in the Inseego Corp. Company Bonus Plan with a target bonus opportunity of 50% of your base salary for the relevant period, based on criteria established by the Compensation Committee of the Board of Directors of the Company (“Board”).

Benefits: You will be eligible to participate in the Company’s benefit plans consisting of medical, dental, vision, short-term and long-term disability, term life insurance and accidental death and dismemberment insurance. You also will be eligible to participate in the Company’s 401(k) plan and, if available, the Inseego Employee Stock Purchase Plan, subject to its terms and conditions. You also may be eligible for Paid Time Off (PTO) on an accrual basis (according to the schedule outlined in the Employee Handbook) and Company paid holidays.

You will receive more information about these programs, including eligibility, at New Hire Orientation.

Equity Awards: We will recommend to the Board of Directors of Inseego (or a committee thereof), that you be granted non-qualified stock options to purchase two hundred thousand (200,000) shares of Inseego Common Stock (the “Options”). The Options will vest over 4 years, as follows: (i) one-fourth (1/4) of the Options shall vest on the first anniversary of your start date, and (ii) the remaining three-fourths (3/4) shall vest in equal monthly installments over the following thirty-six (36) months thereafter.

We will also recommend to the Board of Directors of Inseego (or a committee thereof), that you be awarded a number of Restricted Stock Units (“RSUs”) determined by dividing $400,000 by the market price of the Company’s stock on the date of grant. The RSUs will vest over 4 years, as follows: (i) one-fourth (1/4) of the Options shall vest on the first anniversary of your start date, and (ii) the remaining three-fourths (3/4) shall vest in equal monthly installments over the following thirty-six (36) months thereafter.

The Options and RSUs will be subject to the Company’s standard terms and conditions for employee RSUs and stock options. In addition, disposing of the underlying shares issuable upon exercise of stock options and vesting of RSUs shall be subject to the Company’s Insider Trading Policy which will be made available to you shortly
Inseego Offer Letter
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Created 3-2010
Revised 12-05-2016

following the commencement of your employment. All equity award recommendations are subject to the final approval of the Board of Directors of Inseego (or a committee thereof).

Relocation Assistance: Your office will be located in our corporate offices at 9710 Scranton Road, San Diego, California (the “Designated Location”). You will relocate from your current residence to the San Diego County at a date agreed upon between you and the Company’s Chief Executive Officer. Because the Designated Location is more than 50 miles from your current residence, you will be eligible for reimbursement of (A) reasonable temporary housing expenses as needed for a period of up to 60 days, (B) additional verified relocation expenses of up to $25,000 for shipment of household items, less any applicable payroll deductions and all required taxes and withholdings. You will be responsible for any taxes associated with payment to you for such reimbursements that are deemed taxable according to the IRS regulations. In the event that you either (x) fail to relocate to San Diego County or (y) voluntarily terminate your employment with the Company within one year of your relocation to San Diego County, you will be responsible for immediate repayment in full to the Company for any relocation assistance amounts previously reimbursed to you by the Company. You may be required to travel periodically as may otherwise be required by the nature of your work assignments, for which you will be reimbursed for reasonable travel expenses in accordance with the Company’s current Employee Travel and Expense Policy.

General Requirements: You will be required to sign an Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement with the Company on the commencement date of your employment. We also will ask you certify to us that accepting employment at the Company or performing your duties at the Company as outlined will not be a violation of any agreement or understanding you may have with a prior employer or party. In addition, you will be required during your employment to abide by the Company’s Code of Business Conduct and Ethics and customary employment policies and procedures that apply to all Company employees. The Code and related business and employment practices, which will be presented to you during the first few weeks of your employment with the Company, address numerous topics, including but not limited to, prohibitions on (i) sexual harassment, (ii) trading in the Company’s securities at certain times and (iii) working for, or consulting to, other employers or parties while you are employed by the Company.

This offer of employment is contingent upon satisfactory completion of a pre-employment background check, confirmation of any conferred degrees, satisfactory references, verification of your employment history as stated on your resume and verification you may legally work in the U.S., consistent with the requirements of the Immigration Reform and Control Act (“IRAC”). In this regard, on your first day of employment, you will be asked to provide the Company with the required form(s) of work authorization and identification required by the U.S. Citizenship and Immigration Services (USCIS).

Please note your employment at the Company is employment at will, which means that either you or the Company can terminate your employment at any time with or without cause or advance notice. By signing below, you agree that no other promises or material terms of employment have been offered to you other than as set forth herein and that this offer letter may be modified or supplemented only in writing, manually signed by both you and either the Chief Human Resources Officer or the Chief Executive Officer

If you have any questions about the above information, please feel free to contact Natacha Pavan (858) 812-3488. I look forward to working with you as a member of the Inseego team.

Sincerely,     I accept the offer, as stated.

/s/ DAN MONDOR    /s/ CRAIG FOSTER    7/23/2020
____________________________      ______________________________     ________________
Dan Mondor    Craig Foster         Date
Chairman of the Board & CEO

Inseego Offer Letter
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